                           SCHEDULE 14A INFORMATION
                           ------------------------

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

Seagate Technology, Inc.
- ----------------------------------------------------------
(Name of Registrant as specified in its charter)

Seagate Technology, Inc.
- --------------------------------------------------------
(Name of person(s) filing proxy statement)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(j)(2).
[_]  $500 per each party to the controversy pursuant to Exchange Act
     Rule 14a-6(i)(3).
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title of each class of securities to which transaction applies:

     __________________________________________________________________________
(2) Aggregate number of securities to which transaction applies: ________________________________________________________________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: ____________________________ (A)

(4)  Proposed maximum aggregate value of transaction:  ________________________


- -----------------------
(A) Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:  _____________________________________
(2)  Form, Schedule or Registration Statement No.:  _______________
(3)  Filing Party:  _______________________________________________
(4)  Date Filed:  _________________________________________________

                                                         PRELIMINARY COPY
                                                         FILED SEPTEMBER 4, 1996

                           SEAGATE TECHNOLOGY, INC.

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD OCTOBER 24, 1996


TO THE STOCKHOLDERS:


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of SEAGATE TECHNOLOGY, INC. (the "Company"), a Delaware corporation, will be held on Thursday, October 24, 1996 at 10:00 a.m., local time, at Seascape Resort & Conference Center, One Seascape Resort Drive, Aptos, California 95003 for the following purposes:

     1. To elect directors to serve for the ensuing year and until their successors are elected.

     2. To approve an amendment to the Company's Certificate of Incorporation for the purpose of increasing the authorized number of shares of common stock reserved for issuance thereunder by Four Hundred Million (400,000,000) shares to an aggregate of Six Hundred Million (600,000,000) shares.

     3. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending June 27, 1997.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on August 30, 1996 are entitled to notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed Proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a Proxy.


                                      Sincerely,
                                      Donald L. Waite
                                      Secretary

Scotts Valley, California
September 20, 1996


                            YOUR VOTE IS IMPORTANT.

            IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING,
        YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                                         PRELIMINARY COPY
                                                         FILED SEPTEMBER 4, 1996

                           SEAGATE TECHNOLOGY, INC.

                               ----------------

                                PROXY STATEMENT

                INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed Proxy is solicited on behalf of SEAGATE TECHNOLOGY, INC. (the "Company") for use at the Annual Meeting of Stockholders to be held Thursday, October 24, 1996 at 10:00 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at Seascape Resort & Conference Center, One Seascape Resort Drive, Aptos, California 95003. The Company's principal executive offices are located at 920 Disc Drive, Scotts Valley, California 95066, and its telephone number at that location is (408) 438-6550.

     These proxy solicitation materials and the Annual Report to Stockholders for the fiscal year ended June 28, 1996, including financial statements, were first mailed on or about September 20, 1996 to all stockholders entitled to vote at the meeting.

RECORD DATE AND PRINCIPAL SHARE OWNERSHIP

     Stockholders of record at the close of business on August 30, 1996 are entitled to notice of and to vote at the meeting. The Company has one series of Common Stock outstanding, designated Common Stock, $.01 par value. At the record date, 106,914,785 shares of the Company's Common Stock were issued and outstanding. No shares of the Company's Preferred Stock were outstanding.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AND SOLICITATION

     Every stockholder voting for the election of directors (Proposal One) may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such stockholder, or distribute such stockholder's votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more than seven (7) candidates. However, no stockholder shall be entitled to cumulate votes for any individual unless such individual's name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting, prior to the voting, of the intention to cumulate the stockholder's votes. On all other matters, each share of Common Stock has one vote. A quorum comprising the holders of the majority of the outstanding shares of Common Stock on the record date must be present or represented for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted in establishing the quorum.

     The cost of soliciting votes will be borne by the Company. The Company has retained Corporate Investor Communications, Inc. to provide proxy solicitation services in connection with the meeting at an estimated cost of $6,000. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, facsimile or other means.

SECURITY OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of Common Stock of the Company as of August 30, 1996 by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the executive officers named in the table under "Executive Compensation and Other Matters -- Executive Compensation -- Summary Compensation Table" and (iv) all directors and executive officers as a group:


                                                     Approximate
                                     Common Stock      Percent
Name                                    Owned         Owned (1)
- ----------------------------------   ------------    -----------
Wellington Management Group (2)...     11,038,108           10.3%
    75 State Street
    Boston, MA 02109

Sanford C. Bernstein & Co. (3)....      8,297,266            7.8%
    767 Fifth Avenue
    New York, NY 10153

Alan F. Shugart(4)................        518,144

Robert A. Kleist(5)...............        100,973              *

Laurel L. Wilkening(6)............         38,548              *

Kenneth E. Haughton(5)............         36,264              *

Thomas P. Stafford(7).............         20,623              *

Lawrence Perlman(8)...............          6,041              *

Gary B. Filler(9).................          3,542              *

Bernardo A. Carballo(10)..........        226,250              *

Donald L. Waite(11)...............        156,844              *

Ronald D. Verdoorn(12)............        147,563              *

Brendan C. Hegarty(13)............        102,427              *

All directors and executive
 officers as a group (16
 persons)(14).....................      1,836,272            1.7%

 *   Less than 1%

(1) Applicable percentage of ownership is based on 106,914,785 shares of Common Stock outstanding as of August 30, 1996 together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days after August 30, 1996 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

(2) Reflects ownership as of August 8, 1996, as reported on Schedule 13G filed with the Securities and Exchange Commission by Wellington Management Co. ("WMC"), which, in its capacity as investment advisor, may be deemed to beneficially own such shares. Such shares are owned by a variety of investment advisory clients of WMC, which clients receive dividends and the proceeds from the sale of such shares. No such client is known by WMC to have such interest with respect to more than five percent of the class except Vanguard/Windsor Funds, Inc. WMC has shared dispositive power with respect to all shares beneficially owned and shared voting power with respect to 270,200 of such shares. The Company does not have any additional knowledge as to where dispositive or voting power with respect to such shares resides.

(3) Reflects ownership as of June 30, 1996 based upon information provided by a representative of Sanford C. Bernstein & Co. The Company does not have knowledge as to where dispositive or voting power with respect to such shares resides.

(4) Includes 45,000 shares of Common Stock which may be acquired within 60 days after August 30, 1996 through the exercise of stock options.

(5) Includes 24,164 shares of Common Stock which may be acquired within 60 days after August 30, 1996 through the exercise of stock options.

(6) Represents 38,348 shares of Common Stock which may be acquired within 60 days after August 30,1996 through the exercise of stock options.

(7) Represents 20,623 shares of Common Stock which may be acquired within 60 days after August 30, 1996 through the exercise of stock options.

(8) Represents 6,041 shares of Common Stock which may be acquired within 60 days after August 30, 1996 through the exercise of stock options.

(9) Represents 3,542 shares of Common Stock which may be acquired within 60 days after August 30, 1996 through the exercise of stock options.

(10) Includes 149,750 shares of Common Stock which may be acquired within 60 days after August 30, 1996 through the exercise of stock options.

(11) Includes 37,642 shares of Common Stock which may be acquired within 60 days after August 30, 1996 through the exercise of stock options.

(12) Includes 63,750 shares of Common Stock which may be acquired within 60 days after August 30, 1996 through the exercise of stock options.


(13) Includes 25,313 shares of Common Stock which may be acquired within 60 days after August 30, 1996 through the exercise of stock options.


(14) Includes 700,864 shares of Common Stock which may be acquired within 60 days after August 30, 1996 through the exercise of stock options.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

     Proposals of stockholders which are intended to be presented by such stockholders at the Company's 1997 Annual Meeting must be received by the Secretary of the Company at the Company's principal executive offices no later than May 23, 1997 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

                                 PROPOSAL ONE
                             ELECTION OF DIRECTORS

GENERAL

     A board of seven (7) directors is to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Management's seven (7) nominees named below, all of whom are presently directors of the Company. In the event that any Management nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner (in accordance with cumulative voting) as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The Company is not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director will continue until the next Annual Meeting of Stockholders or until his or her successor has been elected and qualified.

VOTE REQUIRED

     If a quorum is present and voting, the seven nominees receiving the highest number of votes will be elected to the Board of Directors. Votes withheld from any director, are counted for the purposes of determining the presence or absence of a quorum for the transaction of business, but have no other effect under Delaware law.

NOMINEES

     The names of the nominees, each of whom is currently a director of the Company, and certain information about them are set forth below:


                                                                         Director
       Name of Nominee          Age         Principal Occupation          Since
- -----------------------------   ---   --------------------------------   --------
Alan F. Shugart                  65   President, Chief Executive             1979
                                        Officer and Chairman of
                                        the Board of Directors of
                                        the Company

Gary B. Filler                   55   Senior Vice President and              1985
                                        Chief Financial Officer of
                                        Diamond Multimedia Systems,
                                        Inc. (multimedia and
                                        graphics company)

Kenneth E. Haughton              68   Consultant, Engineering                1986

Robert A. Kleist                 67   President, Chief Executive             1981
                                        Officer and a Director of
                                        Printronix, Inc. (computer
                                        printer manufacturer)

Lawrence Perlman                 58   Chairman of the Board of               1989
                                        Directors and Chief
                                        Executive Officer of
                                        Ceridian Corp. (formerly
                                        Control Data Corporation)
                                        (information services and
                                        defense electronics
                                        company)

Thomas P. Stafford               65   Vice Chairman of Stafford,             1988
                                        Burke and Hecker, Inc. (a
                                        consulting firm)

Laurel L. Wilkening              51   Chancellor, University of              1993
                                        California, Irvine


  Except as set forth below, each of the nominees has been engaged in his or her principal occupation described above during the past five years. There is no family relationship between any director or executive officer of the Company.

     Mr. Shugart has been President of the Company since September 1991 and has been Chief Executive Officer since the Company's inception in 1979. Mr. Shugart also served as Chief Operating Officer of the Company from September 1991 until March 1995. In addition, Mr. Shugart served as Chairman of the Board of Directors of the Company from inception until September 1991 and was reappointed Chairman of the Board of Directors in October 1992. Mr. Shugart is currently a Director of Valence Technology, Inc. and SanDisk Corporation.

     Mr. Filler has been Senior Vice President and Chief Financial Officer of Diamond Multimedia Systems, Inc. since January 1995 and has resigned from the company effective October 1, 1996. From June 1994 to January 1995, Mr. Filler was a business consultant and private investor. From February 1994 until June 1994 he served as Executive Vice President and Chief Financial Officer of ASK Group, Inc., a computer systems company. Mr. Filler was Chairman of the Board of Directors of the Company from September 1991 until October 1992. From October 1990 until September 1991, Mr. Filler served as Vice Chairman of the Board of Directors of the Company.

     Dr. Haughton is also a director of Solectron Corporation.

     Mr. Perlman was appointed Chairman of the Board of Directors of Ceridian Corp. in November 1992. Mr. Perlman previously held several executive positions at Control Data Corporation including Chairman of the Board of Directors and Chief Executive Officer of Imprimis Technology Incorporated ("Imprimis"). Mr. Perlman is also a Director of Computer Network Technology Corporation, Valspar Corporation, and Bio-Vascular, Inc.

     General Stafford, a former astronaut, also serves as Director of Allied-Signal Corporation, Pacific Scientific, Inc., Tremont, Inc., CMI, Inc., Fisher Scientific International, Inc., Wackenhut, Inc., Wheelabrator Technologies, Inc., and Tracor, Inc.

     Dr. Wilkening has served as Chancellor of the University of California, Irvine since July 1993. From September 1988 to June 1993 she was Provost and Vice President of Academic Affairs at the University of Washington. From May 1991 to January 1993, Dr. Wilkening also served as Chair of the Space Policy Advisory Board of the National Space Council.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of sixteen meetings during fiscal 1996. No director attended fewer than 75% of the meetings of the Board of Directors and committees thereof, if any, upon which such director served. The Board of Directors has an Audit Committee, an Executive Personnel and Organization Committee, a Strategic Planning Committee and a Stock Option Committee.

     The Audit Committee, which consists of directors Filler, Wilkening and Haughton, met twice during fiscal 1996. The Audit Committee reviews and approves the scope of the audit performed by the Company's independent auditors as well as the Company's accounting principles and internal accounting controls. In fiscal 1996 the Board of Directors as a whole recommended engagement of the Company's independent auditors.

     The Executive Personnel and Organization Committee, which consists of directors Kleist, Stafford and Perlman, met four times during fiscal 1996. This Committee reviews the structure and performance of senior management, as well as the Company's plans for management succession, recommends to the Board of Directors candidates for nomination to the Board, administers the Company's stock option and stock purchase plans and reviews and approves the Company's compensation policies and distributions to officers under the Company's Performance-Based Executive Compensation Plan. The Executive Personnel and Organization Committee will consider nominees to the Board of Directors recommended by stockholders. Stockholders making such recommendations should follow the procedures outlined above under "Information Concerning Solicitation and Voting -- Stockholder Proposals to be Presented at Next Annual Meeting."

     The Strategic Planning Committee, which consists of directors Filler, Perlman and Shugart, held a total of four meetings during fiscal 1996. This committee the Company's strategic plans and consults with the Company's management with respect to its proposed acquisitions, strategic investments and other such matters.

     The Stock Option Committee, which consists of directors Perlman and Shugart, was appointed in August 1995. This Committee reviews and approves stock option grants to non-officer employees and consultants by written consent on a periodic basis, normally weekly. Prior to August 1995 all stock option grants were reviewed and approved by the Executive Personnel and Organization Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Executive Personnel and Organization Committee currently consists of directors Kleist, Stafford and Perlman.

     During fiscal 1996, there were no required disclosures.

                                 PROPOSAL TWO
      APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE
                               AUTHORIZED SHARES


GENERAL

     The Company's Restated Certificate of Incorporation, as amended, as currently in effect (the "Certificate"), provides that the Company is authorized to issue two classes of stock, consisting of 200,000,000 shares designated as Common Stock, $0.01 par value per share, and 1,000,000 shares designated Preferred Stock, $0.01 par value per share.

     On September __, 1996, the Board of Directors of the Company authorized an amendment to the Certificate (the "Certificate Amendment"), subject to stockholder approval, to increase the authorized number of shares of Common Stock by 400,000,000 shares to a total of 600,000,000 shares. Under the proposed amendment, subparagraph (a) of Article 4 of the Certificate would be amended to read as follows:

     "The Corporation is authorized to issue two classes of shares to be designated, respectively, "Preferred Stock" and "Common Stock." The total number of shares which the Corporation shall have the authority to issue is Six Hundred One Million (601,000,000), of which One Million (1,000,000) shall be Preferred Stock and Six Hundred Million (600,000,000) shall be Common Stock. The Preferred Stock and the Common Stock shall each have a par value of $0.01 per share, and the aggregate par value of all shares of Preferred Stock is $10,000 and of all shares of Common Stock is $6,000,000."

     The stockholders are being asked to approve such Certificate Amendment.
The authorized but unissued shares of Common Stock would be available for issuance from time to time for such purposes and for such consideration as the Board of Directors may determine to be appropriate without further action by the stockholders, except for those instances in which applicable law or stock exchange rules require stockholder approval.

PURPOSE AND EFFECT OF THE AMENDMENT

     The Board of Directors believes that it is in the Company's best interests to increase the number of authorized shares of Common Stock in order to have additional authorized but unissued shares available for issuance to meet business needs as they arise without the expense and delay of a special meeting of stockholders. The Board of Directors believes that the availability of such shares will provide the Company with the flexibility to issue Common Stock for proper corporate purposes which may be identified by the Board of Directors in the future. For example, such shares may be issued in the event the Board of Directors determines that it is necessary or appropriate to permit a future stock dividend or stock split, to raise additional capital, to acquire another corporation or its business or assets, to establish a strategic relationship with a corporate partner or to issue shares under management incentive or employee benefit plans.

     While the Board of Directors has not authorized or taken any action with respect to the issuance of any such shares and has no present agreement, arrangement or understanding with respect to the issuance of any such shares, the Board is currently contemplating a stock dividend or stock split of the outstanding Common Stock. The Board's decision to approve a stock dividend or stock split will be based upon market and other factors deemed relevant by the Board from time to time. If the Board of Directors were to decide to approve a stock dividend or stock split, the number of shares of Common Stock currently authorized may not be adequate. Although there can be no assurance that a stock dividend or stock split will be authorized, the contemplation of a stock dividend or stock split was an important factor to the Board in determining the size of the proposed increase in the authorized shares in that a stock dividend or stock split would proportionately reduce the number of authorized but unissued shares.

     The Board does not intend to authorize the issuance of any such shares except upon terms the Board deems to be in the best interests of the Company.

     If the Certificate Amendment is approved by the stockholders, the Board of Directors does not intend to solicit further stockholder approval prior to the issuance of any additional shares of Common Stock, except as may be required by applicable law or stock exchange rules. The increase in authorized Common Stock will not have any immediate effect on the rights of the existing stockholders. To the extent that the additional authorized shares are issued in the future, they will decrease the existing stockholders' percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing stockholders. Holders of the Company's securities have no statutory preemptive rights with respect to issuances of Common Stock.

     The Company last increased its authorized Common Stock from 81,000,000 shares to 200,000,000 shares in April 1990.

     Of the 200,000,000 currently authorized shares of Common Stock, 106,715,092 shares were issued and outstanding as of June 28, 1996 and an aggregate of 37,717,990 shares of Common Stock were reserved for issuance as follows:
11,850,012 shares were reserved for issuance upon exercise of outstanding options; 4,025,819 shares were reserved for future grant under the 1991 Incentive Stock Option Plan (the "1991 Plan"); 490,000 shares were reserved for future grant under the Directors' Option Plan (the "Directors' Plan"); 239,750 shares were reserved for future grant under the Executive Stock Plan; 1,913,707 shares were reserved for future issuance under the Employee Stock Purchase Plan; 10,314,286 shares were reserved for issuance upon conversion of the Company's outstanding 5% Convertible Subordinated Debentures due 2003; 5,696,777 shares were reserved for issuance upon conversion of the Company's outstanding 6 1/2% Convertible Subordinated Debentures due 2002; and 3,187,639 shares were reserved for issuance upon conversion of the Company's outstanding 6 3/4% Convertible Subordinated Debentures due 2001.

     The Company intends to apply to the New York Stock Exchange for the listing of any additional shares of Common Stock if and when such shares are to be issued.

POTENTIAL ANTI-TAKEOVER EFFECT

     The increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change-of-control of the Company without further action by the stockholders. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law) be issued in one or more transactions that would make a change-of-control of the Company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. The Company has previously adopted certain measures that may have the effect of helping to resist an unsolicited takeover attempt, including (i) provisions in the 1991 Plan providing for the acceleration of exercisability of outstanding options in the event of a sale of assets or merger, unless otherwise determined by the Board of Directors; (ii) provisions of the Certificate authorizing the Board to issue up to 1,000,000 shares of Preferred Stock with terms, provisions and rights fixed by the Board and (iii) provisions in the Company's bylaws regarding cumulative voting. Prior to December 1994, the Company also had a Stockholder Rights Plan, the effect of which was to make more difficult certain attempts to acquire control of the Company. In December 1994, the Board of Directors terminated the Company's Stockholder Rights Plan.

REQUIRED VOTE

     The adoption of the Certificate Amendment requires the affirmative vote of not less than a majority of the votes entitled to be cast by all shares of Common Stock issued and outstanding on the Record Date. The effect of an abstention is the same as that of a vote against the proposal. If the Certificate Amendment is not so approved, the Company's authorized capital stock will not change.

RECOMMENDATION

     THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION FOR THE PURPOSE OF INCREASING THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK.

                                 PROPOSAL THREE
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP, independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending June 27, 1997 and recommends that stockholders vote for ratification of such appointment. Notwithstanding the selection, the Board, in its discretion, may direct the appointment of new independent auditors at any time during the year, if the Board feels that such a change would be in the best interests of the Company and its stockholders. In the event of a negative vote on ratification, the Board of Directors will reconsider its selection.

     Ernst & Young LLP has audited the Company's financial statements annually since 1980. Representatives of Ernst & Young LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

                   EXECUTIVE COMPENSATION AND OTHER MATTERS

EXECUTIVE COMPENSATION

                          SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table sets forth certain information regarding the compensation of the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company (the "Named Officers").

                                                     ANNUAL COMPENSATION                      LONG TERM COMPENSATION AWARDS
                                            -------------------------------------         ---------------------------------------
                                                                                                           SECURITIES UNDERLYING
                                                                                           RESTRICTED     OPTIONS GRANTED (#)(13)
                                 FISCAL     SALARY                 OTHER ANNUAL              STOCK       -------------------------
NAME AND PRINCIPAL POSITION       YEAR      ($)(1)   BONUS($)    COMPENSATION ($)          AWARDS ($)     COMPANY     SUBSIDIARY
- ---------------------------      ------     ------   --------    ----------------          ----------    ---------   -------------

Alan F. Shugart                     1996   $680,781   $447,000     $312,558(2)            $7,704,750(10)  120,000        30,000
 Chairman, President, and           1995    600,018    522,700      375,724(3)                    --      120,000            --
  Chief Executive Officer           1994    603,858    334,200      249,564(4)                    --      120,000            --


Bernardo A. Carballo                1996   $440,778   $373,000     $294,660(5)            $3,929,423(11)   60,000        20,000
 Executive Vice President,          1995    333,078    373,500      258,249(6)                    --       60,000            --
 Sales, Marketing, Product          1994    329,128    222,600      167,753(7)                    --       60,000            --
  Line Management and
  Customer Service

Brendan C. Hegarty                  1996   $468,278   $373,000     $289,234(5)            $3,929,423(11)   60,000        20,000
 Executive Vice President           1995    394,238    373,500      272,185(6)                    --       60,000            --
  and  Chief Operating              1994    365,544    212,000      150,175(8)                    --       60,000            --
  Officer, Components
  Group


Ronald D. Verdoorn                  1996   $457,701   $373,000     $261,805(5)            $3,929,423(11)   60,000        20,000
 Executive Vice President,          1995    342,309    373,500      260,932(6)                    --       60,000            --
  and Chief Operating               1994    328,932    222,600      241,702(9)                    --       60,000            --
  Officer,  Storage
  Products Group


Donald L. Waite                     1996   $457,701   $373,000     $276,729(5)            $3,852,375(12)   60,000        20,000
 Executive Vice President,          1995    400,005    373,500      257,049(6)                    --       60,000            --
 Chief Administrative               1994    383,447    222,600      163,286(7)                    --       60,000            --
  Officer and Chief
  Financial Officer

(1) Fiscal Year 1994 included 27 bi-weekly pay periods while fiscal years 1995 and 1996 included 26 bi-weekly pay periods.

(2) Includes deferred payments under the Performance-Based Executive Compensation Plan of $298,000.

(3) Includes deferred payments under the Performance-Based Executive Compensation Plan of $348,500.

(4) Includes deferred payments under the Performance-Based Executive Compensation Plan of $222,700.

(5) Includes deferred payments under the Performance-Based Executive Compensation Plan of $249,000.

(6) Includes deferred payments under the Performance-Based Executive Compensation Plan of $248,300.

(7) Includes deferred payments under the Performance-Based Executive Compensation Plan of $148,500.

(8) Includes deferred payments under the Performance-Based Executive Compensation Plan of $141,400.

(9) Includes deferred payments under the Performance-Based Executive Compensation Plan of $148,500 and equalization allowance of $62,592.

(10) Pursuant to the Company's Executive Stock Plan, in November 1995 stock purchase rights to purchase 150,000 shares of Common Stock at an exercise price of $0.01 per share were granted to, and in March 1996 exercised by Mr. Shugart. The amount shown in the table represents the dollar value (net of the consideration paid) of the award of restricted stock, calculated by multiplying the closing market price of the Company's Common Stock on the date of grant by the number of shares awarded. As of June 28, 1996, Mr. Shugart held 150,000 unvested shares of stock having a value of $6,750,000 based upon the fair market value of the Common Stock on June 28, 1996 of $45.00 per share. All of such unvested shares are subject to repurchase by the Company at the original purchase price in the event of a termination of Mr. Shugart's employment with the Company. The shares are released from the Company's repurchase option after five years from date of grant. See "Report of the Executive Personnel and Organization Committee of the Board of Directors-Stock Options and Restricted Stock Awards" for further information on vesting provisions. Mr. Shugart will receive the same dividends on all shares of restricted stock as all other stockholders; however, the Company does not anticipate paying any cash dividends in the foreseeable future.

(11) Pursuant to the Company's Executive Stock Plan, in November 1995 stock purchase rights to purchase 76,500 shares of Common Stock at an exercise price of $0.01 per share were granted to, and in March 1996 exercised by Messrs. Carballo and Verdoorn, and Dr. Hegarty. The amount shown in the table represents the dollar value (net of the consideration paid) of the award of restricted stock, calculated by multiplying the closing market price of the Company's Common Stock on the date of grant by the number of shares awarded. As of June 28, 1996, each of these Executive Officers held 76,500 unvested shares of stock having a value of $3,442,500 based upon the fair market value of the Common Stock on June 28, 1996 of $45.00 per share. All of such unvested shares are subject to repurchase by the Company at the original purchase price in the event of a termination of employment with the Company. The shares are released from the Company's repurchase option after ten years from date of grant. See "Report of the Executive Personnel and Organization Committee of the Board of Directors-Stock Options and Restricted Stock Awards" for further information on vesting provisions. They will receive the same dividends on all shares of restricted stock as all other stockholders; however, the Company does not anticipate paying any cash dividends in the foreseeable future.

(12) Pursuant to the Company's Executive Stock Plan, in November 1995 stock purchase rights to purchase 75,000 shares of Common Stock at an exercise price of $0.01 per share were granted to, and in March 1996 exercised by Mr. Waite. The amount shown in the table represents the dollar value (net of the consideration paid) of the award of restricted stock, calculated by multiplying the closing market price of the Company's Common Stock on the date of grant by the number of shares awarded. As of June 28, 1996, Mr. Waite held 75,000 unvested shares of stock having a value of $3,375,000 based upon the fair market value of the Common Stock on June 28, 1996 of $45.00 per share. All of such unvested shares are subject to repurchase by the Company at the original purchase price in the event of a termination of Mr. Waite's employment with the Company. The shares are released from the Company's repurchase option after five years from date of grant. See "Report of the Executive Personnel and Organization Committee of the Board of Directors-Stock Options and Restricted Stock Awards" for further information on vesting provisions. Mr. Waite will receive the same dividends on all shares of restricted stock as all other stockholders; however, the Company does not anticipate paying any cash dividends in the foreseeable future.

(13) The Stock Options listed in the table include options to purchase Common Stock of the Company and options to purchase Common Stock of a subsidiary, Seagate Software Inc. ("Seagate Software"). The Company's subsidiary, Seagate Software, granted stock options to purchase Seagate Software Common Stock to virtually all of the Seagate Software employees and certain Seagate Technology, Inc. employees, including Named Officers, pursuant to the Seagate Software Inc. 1996 Stock Option Plan (the "Software Stock Plan"). See "Executive Officer Compensation - Stock Options" below for additional information regarding options to purchase stock of Seagate Software granted in fiscal 1996.

                         OPTION GRANTS IN FISCAL 1996

     The following tables provide information concerning each grant of options to purchase the Company's Common Stock and Seagate Software's Common Stock made during fiscal year 1996 to the Named Officers in the Summary Compensation Table:

                                       INDIVIDUAL GRANTS FOR SEAGATE TECHNOLOGY, INC.
                               -----------------------------------------------------------------
                                                    % OF                                              POTENTIAL REALIZABLE
                               NUMBER OF             TOTAL                                              VALUE AT ASSUMED
                               SECURITIES           OPTIONS                                           ANNUAL RATES OF STOCK
                               UNDERLYING         GRANTED TO        EXERCISE                          PRICE APPRECIATION FOR
                                OPTIONS            EMPLOYEES         OR BASE        EXPIRA-               OPTION TERM (1)
                                GRANTED           IN FISCAL          PRICE           TION            ----------------------------
NAME                            (#) (2)              YEAR         ($/SH)(3)(4)        DATE              5% ($)          10% ($)
- ---------------------------------------------------------------------------------------------------------------------------------
Alan F. Shugart.............  30,000              .4222%         $  43.75         07/27/05           $  825,424        $2,091,787
                              30,000              .4222             47.00         10/25/05              886,741         2,247,177
                              30,000              .4222             56.50         01/24/06            1,065,976         2,701,393
                              30,000              .4222             58.00         05/01/06            1,094,277         2,773,112

Bernardo A. Carballo........  15,000              .2111%         $  43.75         07/27/05           $  412,712        $1,045,893
                              15,000              .2111             47.00         10/25/05              443,371         1,123,588
                              15,000              .2111             56.50         01/24/06              532,988         1,350,697
                              15,000              .2111             58.00         05/01/06              547,138         1,386,556

Brendan C. Hegarty..........  15,000              .2111%         $  43.75         07/27/05           $  412,712        $1,045,893
                              15,000              .2111             47.00         10/25/05              443,371         1,123,588
                              15,000              .2111             56.50         01/24/06              532,988         1,350,697
                              15,000              .2111             58.00         05/01/06              547,138         1,386,556

Ronald D. Verdoorn..........  15,000              .2111%         $  43.75         07/27/05           $  412,712        $1,045,893
                              15,000              .2111             47.00         10/25/05              443,371         1,123,588
                              15,000              .2111             56.50         01/24/06              532,988         1,350,697
                              15,000              .2111             58.00         05/01/06              547,138         1,386,556

Donald L. Waite.............  15,000              .2111%         $  43.75         07/27/05           $  412,712        $1,045,893
                              15,000              .2111             47.00         10/25/05              443,371         1,123,588
                              15,000              .2111             56.50         01/24/06              532,988         1,350,697
                              15,000              .2111             58.00         05/01/06              547,138         1,386,556


- -----------------------------
(1) Potential realizable value is based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

(2) All stock options granted in fiscal year 1996 begin to vest one year after the date of grant, with 25% of the shares covered thereby vesting at that time and with an additional 25% of the option shares vesting at the end of each year thereafter, with full vesting occurring on the fourth anniversary of the date of grant. Optionees are permitted, with certain limitations, to exercise stock options as to unvested shares, but Common Stock purchased thereby is subject to repurchase by the Company until such vesting conditions are met. Under the 1991 Plan, the Board retains discretion to modify the terms, including the price, of outstanding options.

(3) Options were granted at an exercise price equal to the fair market value of the Company's Common Stock, as determined by reference to the closing price reported on the New York Stock Exchange on the last trading day prior to the date of grant.

(4) Exercise price and tax withholding obligations may be paid in cash, by delivery of already-owned shares subject to certain conditions, utilization of deferred compensation subject to certain limitations (see Report of the Executive Personnel and Organization Committee of the Board of Directors - Performance-Based Awards) or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.


                                           INDIVIDUAL GRANTS FOR SEAGATE SOFTWARE
                               -----------------------------------------------------------------
                                                    % OF
                               NUMBER OF             TOTAL
                               SECURITIES           OPTIONS                                            POTENTIAL REALIZABLE
                               UNDERLYING         GRANTED TO        EXERCISE                             VALUE AT ASSUMED
                                OPTIONS            EMPLOYEES         OR BASE                           ANNUAL RATES OF STOCK
                                GRANTED           IN FISCAL          PRICE          EXPIRATION         PRICE APPRECIATION FOR
NAME                            (#) (2)              YEAR           ($/SH)(3)          DATE                OPTION TERM (1)
- ---------------------------------------------------------------------------------------------------------------------------------
Alan F. Shugart.............     30,000           .9153%              $4.00          04/04/06          $75,467     $191,249
Bernardo A. Carballo........     20,000           .6102               $4.00          04/04/06          $50,312     $127,499
Brendan C. Hegarty..........     20,000           .6102               $4.00          04/04/06          $50,312     $127,499
Ronald D. Verdoorn..........     20,000           .6102               $4.00          04/04/06          $50,312     $127,499
Donald L. Waite.............     20,000           .6102               $4.00          04/04/06          $50,312     $127,499

- -----------------------------
(1) Potential realizable value is based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

(2) All stock options granted in fiscal year 1996 begin to vest starting one year after the date of grant, with 20% of the shares covered thereby vesting at that time, with an additional 20% of the option shares vesting at the end of the second year thereafter, with 30% of the option shares vesting at the end of the third year thereafter, with full vesting of the remaining 30% occurring on the fourth anniversary of the date of grant. Under the Seagate Software Plan, the Board retains discretion to modify the terms, including the price, of outstanding options.

(3) Options were granted at an exercise price equal to the fair market value of the Company's Common Stock on grant date, as determined by the Board of Directors of Seagate Software Inc.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

     The following table sets forth certain information regarding the exercise of stock options in the last fiscal year by the persons named in the Summary Compensation Table and the value of options held by such individuals at the end of the fiscal year.

                                                                       NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                                                                      UNDERLYING UNEXERCISED               IN-THE-MONEY OPTIONS
                                                                  OPTIONS AT FISCAL YEAR-END (#)        AT FISCAL YEAR-END ($) (2)
                                                                  ------------------------------      ------------------------------

                                                                  EXERCISABLE/     EXERCISABLE/       EXERCISABLE/     EXERCISABLE/
                             SHARES ACQUIRED       VALUE          UNEXERCISABLE    UNEXERCISABLE      UNEXERCISABLE    UNEXERCISABLE
            NAME             ON EXERCISE (#)   REALIZED ($)(1)       SEAGATE         SOFTWARE           SEAGATE           SOFTWARE
- --------------------------   ---------------   --------------     ------------     -------------      ------------     -------------
Alan F. Shugart...........       183,625         $7,289,949                0/               0/                $0/              $0/
                                                                      285,000           30,000         $3,377,333                0
Bernardo A. Carballo......        27,500         $  774,375          132,250/               0/         4,071,780/               0/
                                                                      118,750           20,000          1,176,090                0
Brendan C. Hegarty........        27,812         $  855,639            7,813/               0/           191,969/               0/
                                                                      118,750           20,000          1,176,090                0
Ronald D. Verdoorn........        27,994         $1,331,710           46,250/               0/         1,055,780/               0/
                                                                      118,750           20,000          1,176,090                0
Donald L. Waite...........             0         $        0           78,350/               0/         2,172,255/               0/
                                                                      118,750           20,000          1,176,090                0

(1) Market value of the Company's Common Stock at the exercise date minus the exercise price.

(2) Market value of the Company's Common Stock at fiscal year-end minus the exercise price. No Seagate Software stock options held by Named Officers were in-the-money at 1996 fiscal year end. The fair market value of Seagate Software common stock at 1996 fiscal year end, as determined by the Seagate Software Board of Directors, was $4.00 per share.

EMPLOYMENT CONTRACTS AND CHANGE-OF-CONTROL ARRANGEMENTS

     The Company currently has no employment contracts with any of the executive officers named in the "Summary Compensation Table" above and the Company has no compensatory plan or arrangement with such executive officers where the amount to be paid exceeds $100,000 and which are activated upon resignation, termination or retirement of any such executive officer upon a change of control of the Company.

     The Company's 1991 Plan provides that in the event of a "change of control" of the Company, the Board of Directors may, in its discretion, provide that (i) all options granted under the 1991 Plan that are outstanding as of the date of such change of control will become immediately vested and fully exercisable and (ii) to the extent exercisable and vested, the value of all outstanding options, unless otherwise determined by the Board prior to any change of control, will be cashed out at the change of control price reduced by the exercise price applicable to such options. The Company's Executive Stock Plan provides that in the event of a "change of control" of the Company, if constructive termination of an executive occurs within the two-year period following such change of control, then there shall be released from the Company's repurchase option that percentage of the executive's unreleased shares determined by dividing (i) the number of months that have elapsed from the date of grant to the date of such termination, by (ii) one hundred twenty (120) or sixty (60), as applicable.

COMPENSATION OF DIRECTORS

     Non-employee members of the Board of Directors receive an annual retainer of $30,000 and a fee of $3,000 per Board meeting attended (excluding telephonic Board meetings), and $2,000 per Committee meeting attended, if such meeting is on a day other than the day of a meeting of the Board of Directors. Each of the persons serving as the Chairman of the Audit Committee and the Executive Personnel and Organization Committee receives an additional annual retainer of $8,000. Non-employee members of the Strategic Planning Committee receive an annual retainer of $6,000. The Company also reimburses the directors for certain expenses incurred by them in their capacities as directors or in connection with attendance at Board meetings.

     The Company's Directors' Plan provides for the grant of non-statutory options to purchase shares of the Company's Common Stock to non-employee directors. Under the Directors' Plan the timing of option grants, amount of the grants, exercise price and restrictions on exercise of the options are established in the plan. The exercise price of options granted under the Directors' Plan may not be less than 100% of the fair market value of the Common Stock on the date of grant. The options become exercisable cumulatively for 1/48th of the shares subject to the option at the end of each full month that the optionee remains a director following the date of grant. Options granted under the Directors' Plan expire five years from the date of grant and may be exercised only while the optionee is serving as a member of the Company's Board of Directors, within six months after termination by death or disability or within three months after termination as a director except by death or disability. Effective on October 24, 1996, the term of options granted under the Directors' Plan will be changed for all future options from five years to ten years from the date of grant. Pursuant to the Directors' Plan, each new non-employee director is granted an option to purchase 40,000 shares of Common Stock upon the date on which such person first becomes a director. On November 1 of each year, each non-employee director is granted an additional option to purchase 10,000 shares of Common Stock; provided, however, that no such additional grant is made to a non-employee director who has received an initial option grant in the preceding six months. On November 1, 1995, each of the non-employee directors, Messrs. Kleist, Filler, Stafford and Perlman and Drs. Haughton and Wilkening was granted an option to purchase 10,000 shares of the Company's Common Stock at an exercise price of $44.625 per share.

     On April 1, 1996, each of the non-employee directors, Messrs Kleist, Filler, Stafford and Perlman and Drs. Haughton and Wilkening was granted an option to purchase 20,000 shares of Seagate Software Inc. Common Stock at an exercise price of $4.00 per share. The options become exercisable cumulatively as follows: first and second anniversaries of grant date 30% each year; and on the third and fourth anniversaries of the grant date 20% each year. Options granted under the Seagate Software Stock Plan expire ten years from grant date.

REPORT OF THE EXECUTIVE PERSONNEL AND ORGANIZATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Executive Personnel and Organization Committee (the "Committee") of the Board of Directors reviews and approves the Company's executive compensation policies. The following is the report of the Committee describing compensation policies and rationale applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the fiscal year ended June 28, 1996.

     The Company's executive compensation policies are designed (i) to provide competitive levels of overall compensation in order to attract and retain the most qualified executives in the industry, (ii) to motivate executive officers to achieve the Company's business objectives and (iii) to reward executive officers for their achievements on behalf of the Company. To achieve these goals, the Committee and the Board of Directors have established an executive compensation program primarily consisting of three integrated components - Base Salary, Performance-Based Awards, and Stock Options and Restricted Stock Awards.

     Base Salary. The base salary component of total compensation is designed to
     -----------
be competitive at approximately the 50th percentile for similar companies in terms of industry group, technology, complexity, and company size. Company size reflects both sales and market capitalization.

     During fiscal 1993, the committee on behalf of the Board worked with management to develop an executive salary structure based on an extensive competitive analysis including two published national pay surveys and proxy statement pay comparisons for selected companies. Between the survey companies and the proxy comparison companies, several from the "Peer Group" used in the Performance Graph below were included. Working with Frederick W. Cook & Co., independent consultants to the Committee, the Committee and management updated the analysis in fiscal 1996. Frederick W. Cook & Co. also acted as consultants to the Committee during the 1993 analysis.

     From fiscal 1993 to fiscal 1996, Seagate's annual sales increased by more than 250% and its market capitalization increased by approximately 800%. The effect of this substantial growth combined with general market movement in pay levels resulted in a significant adjustment in the executive salary structure to maintain Seagate's stated competitive objective, i.e., 50th percentile versus similar companies.

     To implement the updated salary structure, individual salaries for the Company's executive officers were increased during fiscal 1996 by an average of 16.44% above fiscal 1995. The Committee exercised its discretion in determining individual salaries taking into account individual performance, future leadership potential, relative duties and responsibilities, and other factors. No specific formula was applied to determine the weighting of these factors.

     The Chief Executive Officer's (the "CEO") base salary was increased during fiscal 1996 by 25% from $600,000 to $750,000. His former salary had been in place since fiscal 1994, reflecting Seagate's general policy of reviewing the base salaries of executives over a period of 18-to-24 months. Thus, the amount of the increase reflects general market movement over two fiscal years, adjustment for Seagate's growth from the salary structure put in place in fiscal 1992 to the updated structure put in place in fiscal 1996, and the Committee's assessment of the CEO's individual performance contributions.

     Performance-Based Awards.  All executive officers, including the CEO,
     ------------------------
participate in the Company's Performance-Based Executive Compensation Plan (the "Plan"). The Plan compensates executive officers in the form of quarterly awards. Awards under the Plan are intended to reflect the Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon the performance of the Company and the individual contribution of each executive officer. Awards under the Plan, including the CEO's, are contingent upon attainment of specific Company profitability performance objectives as measured by the Company's computation of a return on adjusted assets, with the performance objectives established by the Committee at the time of their approval of the budget for the fiscal year. The actual payout of each quarterly award varies with Company performance such that above-average performance results in above-average compensation and below-average performance results in below-average compensation. In addition, consideration is given to the relative contribution of each individual within the executive group in attainment of that performance.

     Under the Plan, 60% of the award is paid in cash. The remaining 40% is deferred and may be used solely, except in the event of the death of the executive, to satisfy a portion of the exercise price of certain stock options granted under the 1991 Plan. As a result, 40% of each award earned is at risk to the executive officer until stock options held by such executive officer vest and are exercised. If a participant's employment with the Company is terminated prior to the end of a fiscal quarter, other than by death or disability of the executive, the Plan provides that he or she shall not be eligible for an award for that fiscal quarter and any deferred accumulated awards relating to unvested stock options are forfeited. In fiscal 1996, the awards under the Plan represented approximately 52.25% of the CEO's total cash compensation, including deferred awards, and ranged from 50.50% to 62.31% of the total cash compensation, including deferred awards, of the other executive officers. The Company's fiscal 1996 results were judged by the Committee to be above average. Based upon the Company's performance during fiscal 1996, and the executive officers' individual contributions, awards under the Plan were made to executive officers, including the CEO, in three of the four fiscal quarters. The CEO's individual contributions to the Company were his leadership role in establishing and retaining a strong management team, his strategic focus on the business to position it for growth and diversification, and his work in communicating the Company's vision, strategy and performance.

     Stock Options and Restricted Stock Awards. The grant of stock options and
     -----------------------------------------
restricted awards to executive officers creates a direct link between compensation and long-term increases in stockholder value. The Committee believes that stock option grants provide an incentive that focuses the executive officers' attention on managing the Company from the perspective of an owner with an equity stake in the business. Options and awards are subject to vesting provisions to encourage executive officers to remain employed with the Company. With respect to executive officers, stock option grants normally occur on a quarterly basis. The size of each option grant is based upon the executive officer's responsibilities, relative position with the Company and the Committee's judgment with respect to the executive's impact on stockholder value.

     Options of Seagate Technology Inc: During fiscal 1996, the CEO received four quarterly stock option grants of 30,000 shares, the five executive vice presidents received four quarterly grants of 15,000 shares, one executive vice president received an initial grant of 64,000 shares and two quarterly grants of 15,000 shares, two executive officers received four quarterly grants of 10,000 shares each and the remaining executive officer received an initial grant of 34,459 shares and two quarterly grants of 7,000 shares.

     Options of Seagate Software Inc: Options to purchase common stock of Seagate Software granted under the Software Stock Plan had exercise prices not less than the estimated fair market value on the grant date, as determined by the Board of Directors of Seagate Software Inc. Subject to certain conditions, these options become exercisable cumulatively as follows: first and second anniversaries of grant date 20% each year; and on third and fourth anniversaries of grant date 30% each year. No option under the Software Stock Plan may be exercised after 10 years from date of grant. During fiscal 1996, the CEO received one grant of 30,000 shares, and each of the Named Officers received 20,000 shares under the Software Stock Plan. The other executive officers received grants ranging from 8,000 to 20,000 shares.

     Restricted Stock Awards: Seagate has no pension or other retirement benefits for executive officers. During fiscal 1996, the Committee considered whether or not such benefits might be appropriate, primarily as a vehicle for long-term employment retention of experienced individuals. Several alternative arrangements were considered including the use of corporate-owned life insurance. After thoroughly analyzing the alternatives, the Committee determined that it could best combine the retention objectives for providing retirement benefits with the advantages of stock-based incentives and executive stock ownership by granting restricted stock with extended future vesting, in lieu of some type of guaranteed pension.

     As a result, special one-time restricted stock grants were made to executive officers. The special restricted stock grants were made under the shareholder-approved Executive Stock Plan, where the Committee has the authority to set the vesting schedule. Special restricted stock awards made during fiscal 1996 vest 100%, i.e., "cliff vesting," at the end of ten years; except for the CEO and Chief Administrative Officer ("CAO") who vest 100% at the end of five years. There may be pro-rata vesting under certain circumstances including death, disability, termination by the Company other than for cause, and constructive termination following a change of control. In addition, if an executive voluntarily resigns on or after attaining age 65 the Board may grant pro-rata vesting. The size of the special restricted stock awards was established by the Committee taking into account what would be representative equivalent retirement benefit values under alternative arrangements based on reasonable stock-price growth-rate assumptions.

     Impact of Section 162(m) of the Internal Revenue Code. The Committee has
     -----------------------------------------------------
considered the potential impact of Section 162(m) of the Internal Revenue Code on the compensation paid to the Company's executive officers. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the executive officers named in the proxy statement, unless compensation is performance-based. In general, it is the Company's policy to qualify, to the maximum extent possible, its executives' compensation for deductibility under applicable tax laws. As a result, the Committee submitted the Performance-Based Executive Compensation Plan to the stockholders for ratification and obtained approval at the 1994

Annual Meeting of Stockholders in order to qualify for deductibility the compensation realized in connection with payments under this plan. In addition, at the 1993 Annual Meeting of Stockholders, the stockholders approved certain amendments to the 1991 Plan to preserve the Company's ability to deduct the compensation expense relating to stock options granted under such plan.

     In approving the amount and form of compensation for the Company's executive officers, the Committee will continue to consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 162(m).

     MEMBERS OF THE EXECUTIVE PERSONNEL AND ORGANIZATION COMMITTEE:

          ROBERT A. KLEIST
          LAWRENCE PERLMAN
          THOMAS P. STAFFORD


PERFORMANCE GRAPH

     Set forth below is a line graph comparing the annual percentage change in the cumulative return to the stockholders of the Company's Common Stock with the cumulative return of the S&P 500 Index (the "S&P 500"), of a peer group constructed by the Company (the "Peer Group") and of the Hambrecht & Quist Computer Hardware Index for the period commencing July 1, 1991 and ending on June 30, 1996. The Peer Group is composed of Komag, Inc., Quantum Corporation, Read-Rite Corporation and Western Digital Corporation. Returns for the Peer Group are weighted based on market capitalization at the beginning of each fiscal year.

     The Company is replacing the Peer Group index with the Hambrecht & Quist Computer Hardware Index because three of the companies in the Peer Group last year no longer exist as independent companies. The Company believes, therefore, that it would be more appropriate to compare itself to a more broadly-based index. Both indexes are displayed below because SEC regulations require the old and new index to be presented in the year of transition.

          EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                        H&Q
               SEAGATE    PEER GROUP   S&P 500   COMPUTER HARDWARE
Jun-91          100          100         100          100
Jun-92          198          114         113          106
Jun-93          212           87         129           85
Jun-94          263          117         131           83
Jun-95          527          231         165          146
Jun-96          600          200         208          172

(1) The graph assumes that $100 was invested on July 1, 1991 in the Company's Common Stock and in the S&P 500, the Peer Group, and the Hambrecht & Quist Computer Hardware Index, and that all dividends were reinvested. No dividends have been declared or paid on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

(2) The Company operates on a 52/53 week fiscal year which ends on the Friday closest to June 30. Accordingly the last trading day of the Company's fiscal year may vary. For consistent presentation and comparison to the S&P 500 and Peer Group shown herein, the Company has calculated its stock performance graph assuming a June 30 year end.

     The information contained above under the captions entitled "Report of the Executive Personnel and Organization Committee of the Board of Directors" and "Performance Graph" shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any filing under the Securities Act of 1933 or Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into such filing.

CERTAIN TRANSACTIONS WITH MANAGEMENT

     During the fiscal year ended June 28, 1996, the Company paid Monterey Airplane Company, a company 100% owned by Alan F. Shugart, Chairman of the Board of Directors, President and Chief Executive Officer, and his wife, the amount of $1,099,555 for chartered aviation services.

     The Company believes that the terms of such transactions were no less favorable than those which could be obtained from entities unrelated to the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during the period from July 1, 1995 to June 28, 1996, all filing requirements applicable to its executive officers and directors were complied with.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

                                    THE BOARD OF DIRECTORS

Dated:  September 20, 1996

                                                                PRELIMINARY COPY
                                                             FILED SEPT. 4, 1996

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                           SEAGATE TECHNOLOGY, INC.

                      1996 ANNUAL MEETING OF STOCKHOLDERS

                               OCTOBER 24, 1996

     The undersigned stockholder of SEAGATE TECHNOLOGY, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated September 20, 1996, and hereby appoints Alan F. Shugart, Gary B. Filler and Robert A. Kleist, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1996 Annual Meeting of Stockholders of SEAGATE TECHNOLOGY, INC. to be held on October 24, 1996 at 10:00 a.m., local time, at Seascape Resort & Conference Center, One Seascape Resort Drive, Aptos, California 95003, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:


     1.   ELECTION OF DIRECTORS:

          [_]  FOR all nominees listed below         [_]  WITHHOLD
               (except as indicated)

          IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST BELOW:

          Alan F. Shugart; Robert A. Kleist; Gary B. Filler;
          Kenneth E. Haughton; Thomas P. Stafford; Lawrence Perlman; Laurel L. Wilkening.


     2. PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION FOR THE PURPOSE OF INCREASING THE AUTHORIZED NUMBER OF SHARES OF STOCK RESERVED FOR ISSUANCE THEREUNDER BY 400,000,000 SHARES TO AN AGGREGATE OF 600,000,000 SHARES.

          [_]  FOR                [_]  AGAINST          [_]  ABSTAIN

     3. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR FISCAL 1997:

          [_]  FOR                [_]  AGAINST          [_]  ABSTAIN


and, in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE AMENDMENT TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.


                                     Dated: __________________, 1996


                                     _______________________________
                                                  Signature


                                     _______________________________
                                                  Signature

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)